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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of Photon Dynamics, Inc. of our report dated October 24, 1997 included in the 1997 Annual Report to Shareholders of Photon Dynamics, Inc. We also consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-98232-LA, and 333-05283) pertaining to the 1995 Employee Stock Purchase Plan, the 1987 Stock Option Plan and the 1995 Stock Option Plan of Photon Dynamics, Inc. of our report dated October 24, 1997, with respect to the consolidated financial statements of Photon Dynamics, Inc. incorporated by reference in the Annual Report (Form 10-KSB) for the year ended September 30, 1997.

                                                               Ernst & Young LLP


San Jose, California
December 22, 1997